Exhibit 99.1

Contact:

Investors & Media:

Ian Clements, PhD

(949) 389-6700

AVANIR PHARMACEUTICALS SUBMITS EUROPEAN MARKETING AUTHORIZATION APPLICATION

FOR NUEDEXTA

-Company Provides Business Update-

ALISO VIEJO, Calif., October 31, 2011 /PRNewswire/ — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) announced today that it has submitted an application to the European Medicines Agency (EMA) seeking marketing authorization for NUEDEXTA® (dextromethorphan HBr and quinidine sulfate) for the treatment of pseudobulbar affect (PBA).

NUEDEXTA was approved by the U.S. Food and Drug Administration in October 2010 for the treatment of PBA, a neurologic condition which is characterized by frequent outbursts of involuntary crying or laughing.

The marketing authorization application (MAA) is based on comprehensive clinical data from Avanir’s phase 3 studies of NUEDEXTA in patients with PBA, plus data from the company’s longer-term safety studies. The MAA filing triggers the initiation of EMA’s validation process which is expected to be completed in November. Once the MAA has passed validation, the scientific assessment and opinion review period will take a minimum of 210 days.

“The regulatory submission announced today represents another significant accomplishment for Avanir,” said Joao Siffert, MD, senior vice president research and development at Avanir. “PBA affects millions of people across the globe and imposes a significant health burden on those suffering from this condition. The filing of this application with the EMA is an important step toward making NUEDEXTA available for PBA patients in Europe. The European medical community is looking forward to the day when they can offer the only therapeutic specifically approved for treating patients with PBA.”

Financial Update

Based on preliminary results for the fourth fiscal quarter ended September 30, 2011, Avanir estimates gross revenue for NUEDEXTA of $4.3 million. This represents an approximate increase of 95% over the gross revenue for NUEDEXTA of $2.2 million in the third fiscal quarter of 2011.

In addition, based on preliminary results for the fourth fiscal quarter ended September 30, 2011, Avanir estimates that net cash used in operating activities for the fourth fiscal quarter of 2011 was between $13.5 million and $14.5 million, and total operating expenses for the fourth fiscal quarter were between $22.5 million and $23.5 million. Total operating expenses includes start-up costs related to the PRIME study of approximately $1.6 million and non-cash items such as stock-based compensation and depreciation.

As of September 30, 2011, Avanir had cash, cash equivalents and investments in securities totaling approximately $81.8 million, including cash and cash equivalents of approximately $79.5 million and restricted investments in securities of approximately $2.3 million.

Clinical Update

The company remains on track for enrolling the first patient into the PRIME study (Safety and Efficacy of AVP-923 in the Treatment of Central Neuropathic Pain in Multiple Sclerosis) before the end of calendar 2011. Avanir expects to enroll approximately 400 patients both in the U.S. and internationally. In recent weeks, more than 10 U.S. investigator sites have been activated and screening of prospective study patients is currently underway. The company anticipates activating European and other international study sites early in calendar 2012. Full details on the PRIME study can be found at www.clinicaltrials.gov.

Corporate Update

The Company announced that William Sibold, chief commercial officer, has, for personal reasons, tendered his resignation.

“Since starting at Avanir in the beginning of the year, Bill has been commuting from Boston to Southern California. The commute has taken a significant toll on Bill and his family,” said Keith Katkin, president and CEO of Avanir. “Bill’s inability to relocate and his desire to spend more time with his family in addition to the opportunity to assume a leadership role at one of the world’s largest biopharmaceutical companies led to his decision. I would like to thank Bill for his contributions and wish him luck in his new role.”

“Avanir and NUEDEXTA rival the best of the companies and products that I have worked with in my career. I have every confidence in the long term success of both,” said Bill Sibold. “The impact of NUEDEXTA on PBA can be truly remarkable. Significant progress has been made in setting the foundation for future growth and a great commercial team is in place. Leaving is a very difficult decision but I needed to make my family a priority. I congratulate the entire Avanir team for their accomplishments to date and wish them the best of luck.”

Bill’s last day with the company will be November 25, 2011.

About PBA

Patients suffering from existing neurological disease or brain injury may also suffer the added burden of pseudobulbar affect, or PBA. PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. PBA outbursts result from a “short circuit” in the brain caused by another neurologic condition—such as multiple sclerosis, amyotrophic lateral sclerosis (or Lou Gehrig’s disease), stroke, traumatic brain injury, Parkinson’s disease or dementias including Alzheimer’s. PBA can have a debilitating impact on the lives of patients, caregivers and loved ones. For more information about PBA, please visit www.PBAinfo.org.

About NUEDEXTA

NUEDEXTA® is the first and only FDA-approved treatment for pseudobulbar affect (PBA). NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias. The primary outcome measure, laughing and crying episodes, was significantly lower in the NUEDEXTA arm compared to placebo. The secondary outcome measure, the Center for Neurologic Studies Lability Scale (CNS-LS), demonstrated a significantly greater mean decrease in CNS-LS score from baseline for the NUEDEXTA arm compared to placebo.

NUEDEXTA Important Safety Information

NUEDEXTA can interact with other medications causing significant changes in blood levels of those medications and/or NUEDEXTA. NUEDEXTA is contraindicated in patients receiving drugs that both prolong QT interval and are metabolized by CYP2D6 (e.g., thioridazine and pimozide) and should not be used concomitantly with other drugs containing quinidine, quinine, or mefloquine. NUEDEXTA is contraindicated in patients taking monoamine oxidase inhibitors (MAOIs) or in patients who have taken MAOIs within the preceding 14 days. NUEDEXTA is contraindicated in patients with a known hypersensitivity to its components.

NUEDEXTA may cause serious side effects, including possible changes in heart rhythm. NUEDEXTA is contraindicated in patients with a prolonged QT interval, congenital long QT syndrome or a history suggestive of torsades de pointes, in patients with heart failure as well as patients with, or at risk of, complete atrioventricular (AV) block, unless the patient has an implanted pacemaker.

NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk of QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation of QT interval should be conducted at baseline and 3-4 hours after the first dose.

The most common adverse reactions in patients taking NUEDEXTA are diarrhea, dizziness, cough, vomiting, weakness, swelling of feet and ankles, urinary tract infection, flu, elevated liver enzymes, and flatulence.

NUEDEXTA may cause dizziness. Precautions to reduce the risk of falls should be taken, particularly for patients with motor impairment affecting gait or a history of falls.

Patients should take NUEDEXTA exactly as prescribed. Patients should not take more than 2 capsules in a 24-hour period, make sure that there is an approximate 12-hour interval between doses, and not take a double dose after they miss a dose.

These are not all the risks from use of NUEDEXTA. For additional important safety information about NUEDEXTA, please see the full Prescribing Information at www.NUEDEXTA.com.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

AVANIR™ is a trademark owned by Avanir Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners

©2011 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated future results, including the risks and uncertainties associated with Avanir’s future operating performance and financial position, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, obtaining and maintaining regulatory approvals domestically and internationally, including, but not limited to potential regulatory delays or rejections in the filing or acceptance of the Marketing Authorization Application, uncertainty regarding use of the data package which served as the basis for the U.S. FDA approval, uncertainty of the filing, review and approval process under a centralized procedure, risks associated with meeting the objectives of the PRIME study, including, but not limited to, delays or failures in enrollment, and the occurrence of adverse safety events, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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